                                                                    Exhibit 19.1

WIPRO LIMITED

SEGMENT WISE BUSINESS PERFORMANCE FOR THE SIX MONTH PERIOD ENDED SEPTEMBER 30, 2000

                                                                                          In Rupees Million
  ----------------------------------------------------------------------------------------------------------------------------------
                                                                  Indian IT
                                              Global IT            Services          Consumer Care        Others              Wipro
                                               Services          & Products             & Lighting                          Limited
  ----------------------------------------------------------------------------------------------------------------------------------
  Revenue
  External sales & services                       7,719               3,943                  1,579           519             13,760
   Internal sales
     Total revenue                                7,719               3,943                  1,579           519             13,760
  % of total revenue                                 56                  29                     11             4                100
  Growth                                             79%                 13%                     3%           (5%)               39%
  Profit before depreciation Interest             2,847                 275                    237           (43)             3,316
  and tax
  % of total PBDIT                                   86                   8                      7            (1)               100
  Growth                                            119%                133%                    (3%)                             95%
  Profit before interest and tax                  2,562                 232                    208           (89)             2,913
  % of total PBIT                                    88                   8                      7            (3)               100
  Growth                                            137%                145%                    (1%)                            108%
  Operating margin                                   33%                  6%                    13%                              21%
  Interest (income) / expense                                                                                                   (20)
  Profit before tax                                                                                                           2,933
  Growth                                                                                                                        135%
  Income tax                                                                                                                    316
  Profit after tax                                                                                                            2,617
  Growth                                                                                                                        121%
  ----------------------------------------------------------------------------------------------------------------------------------
  Other Information

  Net fixed assets ( net of                       2,386                 186                    478         1,010              4,060
  revaluation )
  Trade receivables                               2,906               1,457                    131           368              4,862
  Cash balances / investments                       805                  67                     67         2,028              2,967
  Other assets                                      675                 890                    453           439              2,457
  Current liabilities                             1,148               2,158                    415           841              4,562
  Capital employed                                5,624                 428                    717         3,004              9,784
  % of total capital employed                        58                   4                      7            31                100
  Capital expenditure                               723                  79                     43           239               1084
  Depreciation                                      285                  43                     29            46                403
  Return on average capital employed                121%                 82%                    71%                              68%
  ----------------------------------------------------------------------------------------------------------------------------------

1. In compliance with exposure draft on Segment reporting issued by the Institute of Chartered Accountants of India, corresponding figures of Revenues, Profit before Depreciation, Interest and taxes and Profit before Interest and Taxes, for Six month period ended September 30, 1999, have been restated to exclude interest income earned on inter segment lending and other investments.

2. Profits before Interest and taxes in Indian IT services and products includes losses of Rs 16 mn of our Internet portal 01 markets.com. Operating margin and growth in Profit before interest and taxes without considering this loss is 6.3 % and 161 % respectively.

3. Effective September 1, 2000 Peripherals Services division (PSD), engaged in the business of manufacture, sales and trading in Computer Peripherals, was spun off into a new legal entity Wipro e-Peripherals. Indian IT services and products includes financials of PSD for the five month period in the current year and for the entire period in the previous year

4. Others represents Wipro Fluid Power, Wipro Biomed, and corporate services including spends on Wipro Brand identity and Six Sigma initiative.

5. Profits before Interest and taxes under " Others " is after a provision of Rs 52.45 million on account of entry tax.

                                 WIPRO LIMITED
   Audited Financial Statements for the Six months ended September 30, 2000

                                                                                                    In rupees million
                                                         Three months ended                 Six months ended
                                                            September 30,                     September 30,            Year ended
                                                      2000             1999              2000            1999       March 31, 2000
Sales & services                                     7,404             5,646            13,589           9,849             22,859
Other income                                           135               -12               171              29                198
Total revenues                                       7,539             5,634            13,760           9,878             23,057
Purchase of finished goods for sale                  1,187             1,249             2,103           2,137              4,076
Consumption of raw materials                           940               353             1,729           1,145              4,419
Staff cost                                           1,052               614             1,934           1,201              2,567
Travelling and allowances                            1,418               976             2,801           1,831              4,187
Other expenditure                                    1,014             1,454             1,879           1,861              3,387
Total expenses                                       5,611             4,646            10,446           8,175             18,636
Operating profits                                    1,928               988             3,314           1,703              4,421
Interest expense/ ( income )                           -18                69               -20             150                215
Depreciation                                           208               162               401             303                699
Profit before taxation and                           1,738               757             2,933           1,250              3,507
non-recurring/extraordinary items
Provision for taxation                                 198                45               316              68                501
Profit after taxation but before                     1,540               712             2,617           1,182              3,006
non-recurring/extraordinary items
(refer note 3 & 4)
Extraordinary/non-recurring items                                                                                             523
Profit for the year / period                         1,540               712             2,617           1,182              2,483
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Paid-up equity share capital                           458               458               458             458                458
Reserve excluding revaluation reserves               8,451             4,638             8,451           4,638              5,834
Dividend
--------
Equity shares                                                                                                                  69
Preference shares                                                                                                              26

Dividend per share (in Rs.)
---------------------------
Equity                                                                                                                       0.30
Preference                                                                                                                  10.25

Earnings per share (in Rs.)
---------------------------
Basic                                                 6.72              3.11             11.42            5.16              10.84
Diluted                                               6.66              3.11             11.31            5.16              10.80

Notes:
1. The above financial results were approved by the Board of Directors of the Company at its meeting held on October 31, 2000.

2. Pursuant to the scheme of amalgamation of Wipro Computers Limited (WCL) with the Company approved by the Honourable High Court of Karnataka on February 16, 2000, the entire undertaking including all assets and liabilities of WCL were transferred to the Company with effect from April 1, 1999. Figures for the Six month period ended September 30, 1999 include results of operations of Wipro Acer Limited.

3.   In fiscal 2000, the company had sold 4,694,795 shares of Wipro Net Limited
     (WNL) resulting in an extraordinary income of Rs.1,095 mn. Consequent to this sale, holding in WNL has dropped to 47%. Of the total shares sold, on 1,791,385 shares, the buyer has a put option and the Company has a call option for a specific period, within a price band of Rs.555 to Rs.700 per share.

4.

        a. In fiscal 2000, the Company had carried out a comprehensive review of the financial position of Wipro Finance Limited. On the basis of its review, the Company had infused an additional equity of Rs.450 mn, convertible preference shares of Rs.200 mn and redeemable preference shares of Rs.300 mn, to discharge all its obligations.
        b. To focus on its core business, the Company divested significant portion of its holding in Wipro Finance Limited, resulting in an extraordinary loss of Rs.810 mn. Following the divestment, Wipro Finance Limited ceased to be a subsidiary of the Company. Further, based on its review of the financial position of Wipro Finance Limited, the company estimated the value of remaining investments to be negligible and had therefore provided for diminution in the value of such investments aggregating to Rs.701mn.
        c. In fiscal 2000, the Company had also made an extraordinary provision of Rs.108 mn for dimunition in value of investment in Wipro Inc. a subsidiary incorporated in USA on account of diminution of Wipro Inc's investment in Enthink Inc a wholly owned subsidiary of Wipro Inc, incorporated in USA.

5. For computing diluted EPS, treasury stock method has been used in respect of employee stock option outstanding.

Place : Bangalore                           By order of the board
Date  : October 31, 2000


                                                Azim H Premji
                                                Chairman and Managing Director